Exhibit 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date: September 21, 2018

CANYON HOLDINGS (CAYMAN), L.P.

By:	Canyon Partners, Ltd.
Its:	General Partner

By:	/s/ Jeffrey S. Wright
Name:	Jeffrey S. Wright
Its:	Appointed Officer

CANYON PARTNERS, LTD.

By:	/s/ Jeffrey S. Wright
Name:	Jeffrey S. Wright
Its:	Appointed Officer

GTCR INVESTMENT X AIV LTD.

By:	/s/ Jeffrey S. Wright
Name:	Jeffrey S. Wright
Its:	Appointed Officer